Exhibit 99.1

Banc of California Announces Retirement of General Counsel, John Grosvenor

Appoints Angelee Harris as General Counsel Effective April 15, 2018

SANTA ANA, Calif., (February 20, 2018) – Banc of California, Inc. (NYSE: BANC) announced today the retirement of John Grosvenor as General Counsel effective April 15, 2018, and the appointment of Angelee Harris as his successor. Mr. Grosvenor will continue to be employed as General Counsel Emeritus after that date to serve as special counsel to the Board of Directors in connection with certain legacy matters and to assist in the transition of his responsibilities.

Ms. Harris has served as Executive Vice President and Deputy General Counsel of Banc of California, N.A. since 2013. Before joining Banc of California, Ms. Harris was a corporate and securities lawyer in private practice with Manatt Phelps & Phillips LLP from 1999 until 2005, served as Executive Vice President and General Counsel of Placer Sierra Bancshares and Placer Sierra Bank from 2005 until 2007, and returned to private practice with Manatt, Phelps & Phillips, LLP from 2007 until joining Banc of California. She holds a B.A. from Brigham Young University and a J.D. from the University of Utah.

Additionally, the Company announced the promotion of Rachel Fisher to succeed Mr. Grosvenor as Corporate Secretary. Ms. Fisher, who will report to Ms. Harris, has most recently served as the Company’s Vice President of Corporate Affairs, responsible for overseeing the Company’s corporate secretarial function, since 2014. Ms. Fisher, who has been employed by the Company since 2002 in a variety of roles of increasing responsibilities within the areas of operations and compliance, joined the Company’s Legal Department in 2012.

“We are pleased to have Angelee assume the important role of General Counsel upon John’s retirement,” said Doug Bowers, President and Chief Executive Officer. “Angelee has served the Company alongside John through many of the Company’s most important milestones. With both Angelee’s and Rachel’s deep and broad experience, we expect a seamless transition and congratulate them on their expanded roles. We thank John for his many contributions to the Company as the Company’s General Counsel since 2012. He was critical to both building the Company from that time and in accomplishing the significant leadership and governance changes that we have implemented over the past year. We look forward to his continued thoughtful service through his role as General Counsel Emeritus.”

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates 34 offices in California.

3 MacArthur Place • Santa Ana, CA 92707 • (949) 236-5250 • www.bancofcal.com

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / Joe Hixson, (213) 630-6550 idc@abmac.com / jrh@abmac.com